Exhibit 99.1

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Wesley Promoted to Executive Vice President; Wynne Promoted to Senior Vice President and Chief Operating Officer

TULSA, Oklahoma, February 24, 2009 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced the promotions of Charles R. Wesley to the position of Executive Vice President and Thomas M. Wynne to Senior Vice President and Chief Operating Officer.

“Charlie Wesley and Tom Wynne have played key roles in ARLP’s success for many years,” said Mr. Joseph W. Craft III, Alliance’s President and CEO. “Charlie’s new position will serve to enhance his role as a director of the company by allowing him to concentrate on instilling the Alliance culture at our new operations, mentoring our developing leaders, succession planning, strategic marketing and strategic growth opportunities. In his new role, Tom’s strong leadership skills and vast experience will serve us well as he assumes the responsibilities of directing the day-to-day operations for all of Alliance’s coal mines. These promotions further strengthen the ability of ARLP’s management team to continue its focus on creating long-term value for our unitholders.”

Mr. Wesley, 54, was recently elected to the Board of Directors of Alliance Resource Management GP, LLC, the managing general partner of ARLP. (See ARLP Press Release dated January 30, 2009.) He has served ARLP in a variety of capacities since joining the company in 1974, most recently as Senior Vice President – Operations. Mr. Wesley has served the coal industry as past president of the West Kentucky Mining Institute and National Mine Rescue Association Post 11, and he has served on the board of the Kentucky Mining Institute. He holds a Bachelor of Science degree in mining engineering from the University of Kentucky.

Mr. Wynne, 52, joined Alliance in 1981 as a mining engineer. He then held a variety of positions within the ARLP organization prior to his appointment in 1998 as Vice President – Operations. Mr. Wynne has served the coal industry on the National Executive Committee for National Mine Rescue and is currently a member of the Coal Safety Committee for the National Mining Association. He holds a Bachelor of Science degree in mining engineering from the University of Pittsburgh and a Masters of Business Administration degree from West Virginia University.

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ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia. We are constructing two new mining complexes, one in Kentucky and one in West Virginia, and also operate a coal loading terminal on the Ohio River at Mt. Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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